Exhibit 99.2

Eagle Bulk Shipping, Inc. Announces Comprehensive Balance Sheet Recapitalization

- Transaction Includes Approximately $105M in Incremental Liquidity -

Stamford, CT, March 30th, 2016 – Eagle Bulk Shipping, Inc. (Nasdaq: EGLE) ("Eagle Bulk" or the “Company”) today announced that it has reached an agreement with the Company’s lenders and holders of approximately 75% of the Company’s outstanding equity for a comprehensive balance-sheet recapitalization. The transaction provides Eagle Bulk with approximately $105 million in incremental liquidity, which includes a new second lien facility comprised of $60 million in new capital from existing shareholders, as well as new capital providers.

Chief Executive Officer Gary Vogel stated, “We are very pleased to have reached this comprehensive agreement that strengthens Eagle Bulk’s capital structure. The combination of additional liquidity and the enhanced financial flexibility it provides greatly improves our ability to persevere through the current market, and a new corporate structure will enable us to pursue market opportunities.  It is, in short, a new foundation for long-term, sustainable success backed by strong support from our lenders and shareholders.

“With the completion of this transaction, we are now well-positioned to re-focus on Eagle Bulk’s development as a world-class commercial and technical Owner/Operator with the objective to deliver premium value and results around our assets.  We are grateful to our investors and our lenders, as well as to our employees and business partners, for their confidence in Eagle Bulk’s long-term potential.”

Additional transaction highlights include the following:

●

In addition to the $60 million of proceeds from the new second lien facility, Eagle Bulk will benefit from additional incremental liquidity through a $14 million permanent reduction in the Company’s first lien minimum liquidity requirement, a deferral of more than $31 million in amortization payments through 2018, and renewed, full access to the Company’s $50 million revolver.

●

Interest on the new second-lien debt is paid-in-kind and is payable in cash only upon loan maturity. In addition to receipt of this paid-in-kind interest, new second lien noteholders will be issued shares of common stock equivalent to 90% of the outstanding common stock of the Company after the issuance.

●	The transaction also includes changes to Eagle Bulk’s organizational structure that will allow the Company to opportunistically pursue growth opportunities in the dry bulk market.

Eagle Bulk intends to file its annual report on Form 10-K for the year ended December 31, 2015, after close of market trading today. The Company further plans to file a proxy statement in May 2016 in connection with shareholder approval needed: (1) for the issuance of shares equal to or more than 20% of the outstanding shares of common stock of the Company at the time of the issuance; (2) to increase the amount of authorized shares; and, (3) to effect a reverse stock split.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities.

Eagle Bulk engaged Akin Gump Strauss Hauer & Feld LLP for legal advice and retained Houlihan Lokey Capital, Inc. as its financial advisor in connection with the transaction.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company is a leading global owner of Supramax dry bulk vessels that range primarily in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including coal, grain, ore, petcoke, cement, steel and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward- looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.

The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following: (i) changes in demand in the dry bulk market, including, without limitation, changes in production of, or demand for, commodities and bulk cargoes, generally or in particular regions; (ii) greater than anticipated levels of dry bulk vessel new building orders or lower than anticipated rates of dry bulk vessel scrapping; (iii) changes in rules and regulations applicable to the dry bulk industry, including, without limitation, legislation adopted by international bodies or organizations such as the International Maritime Organization and the European Union or by individual countries; (iv) actions taken by regulatory authorities; (v) changes in trading patterns significantly impacting overall dry bulk tonnage requirements; (vi) changes in the typical seasonal variations in dry bulk charter rates; (vii) changes in the cost of other modes of bulk commodity transportation; (viii) changes in general domestic and international political conditions; (ix) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking costs); (x) the outcome of our discussions with the agent of our credit facility regarding the calculation of collateral covenants, (xi) the outcome of legal proceedings in which we are involved and (xii) other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Investor Relations:

Adir Katzav

Chief Financial Officer

Eagle Bulk Shipping Inc.

Tel. +1 212-785-2500

Media:

Jonathan Morgan

Perry Street Communications, New York

jmorgan@perryst.com

Tel. +1 212-741-0014